Exhibit 99.1

Company Contact:	IR Agency Contact:
Investor Relations	Becky Herrick
408-952-8449	415-433-3777
investorrelations@raesystems.com	bherrick@lhai.com
RAE Systems Reports Third Quarter 2010 Results
•	Posts 25% increase in net revenue reaching $24.9 million, compared with $19.9 million for the third quarter 2009

•	Narrows net loss by 50% to $0.03 per share, compared with $0.06 per share for the third quarter 2009

•	Reports non-GAAP earnings of $1.4 million or $0.02 per share, compared with non-GAAP earnings of $11,000 or $0.00 per share for the third quarter 2009
SAN JOSE, Calif. — November 3, 2010 —RAE Systems Inc. (NYSE AMEX: RAE), a leader in delivering innovative sensor solutions to serve industrial, energy, environmental, and government safety markets worldwide, reported financial results and business highlights for the three and nine months ended September 30, 2010.
“Our solid third quarter revenue of $24.9 million was driven by increased global adoption of our wireless sensors, as well as the strength of our military business and continued orders resulting from the Gulf of Mexico oil spill clean-up effort,” said Robert Chen, RAE Systems president and CEO. “Our cost containment strategy was also successful this quarter as I am pleased to report we recorded a non-GAAP profit for the quarter of $1.4 million, or $0.02 per share.”
Financial Results
For the third quarter of 2010, RAE Systems reported revenue of $24.9 million, an increase of 25% over $19.9 million recorded in the third quarter of 2009. In the third quarter of 2010, the Americas contributed 57% of total revenue, Asia contributed 28% and Europe contributed 15% of revenue. Gross margin for the third quarter was 58%, compared with 52% for the third quarter of 2009. Operating expenses for the third quarter of 2010 were $15.0 million or 60% of revenue, and included approximately $1.5 million related to an intangible asset impairment charge at the company’s RAE Fushun operations and $1.4 million for fees and expenses related to the previously announced proposed acquisition by Battery Ventures. This compares to $14.2 million of operating expenses or 72% of revenue for the third quarter of 2009, which included a $3.5 million accrual related to the company’s proposed settlement of its previously announced and ongoing investigation regarding the Foreign Corrupt Practices Act (“FCPA”).

The third quarter net loss, including the acquisition related fees and expenses and the intangible asset impairment charge, was $1.5 million or $0.03 per share, compared with a net loss of $3.5 million or $0.06 per share, which included the FCPA-related accrual, for the third quarter of 2009. Non-GAAP net income, which excludes the aforementioned acquisition related fees and expenses and the intangible asset impairment charge, was $1.4 million or $0.02 per share for the third quarter of 2010, compared with a non-GAAP net income of $11,000 or $0.00 per share, which excluded the FCPA-related accrual for the third quarter of 2009.
For the nine months ended September 30, 2010, revenue was $67.0 million, compared with $58.9 million for the same period in 2009. The net income for the nine months ended September 30, 2010 was $132,000, or $0.00 per share, and included acquisition related fees and expenses of $1.8 million for the nine month period and the aforementioned intangible asset impairment charge. This compares with a net loss of $6.7 million, or $0.11 per share for the same period in 2009, which included the FCPA-related accrual. Excluding the acquisition related fees and expenses and the intangible asset impairment charge, non-GAAP net income for the nine-month period ended September 30, 2010, was $3.4 million or $0.06 per share. This compares with a non-GAAP net loss of $3.2 million or $0.05 per share, which excludes the FCPA-related accrual, for the nine-month period ended September 30, 2009.
At September 30, 2010, cash was $17.9 million, compared with $18.5 million at December 31, 2009.
“Based in part on the strong growth reported for the third quarter, we are increasing our full year 2010 revenue guidance to between $88 million and $90 million dollars and we expect to report non-GAAP profits for the full year,” concluded Chen.

RAE Systems Signs Definitive Acquisition Agreement with Battery Ventures
On September 19, 2010, the company signed a definitive agreement to be acquired by Battery Ventures for $1.60 in cash per share, other than certain shares held by our founders. The transaction is subject to customary closing conditions, including the approval of RAE Systems’ stockholders.
Although the exact timing for the closing of the acquisition cannot be predicted, it is expected that an acquisition will be completed by the end of the first quarter of 2011.
In connection with the Battery Ventures acquisition agreement, ten lawsuits have been filed against the company and members of its board of directors. These suits were filed in State Courts in California and Delaware and in the Federal District Court in California. The suits allege that the individual defendants breached their fiduciary duties by conducting an unfair sales process and agreeing to an unfair price, are receiving improper personal benefits, and were aided and abetted by the other defendants, and the Federal suit alleges violations of federal securities laws as well. The company believes the claims in these suits are without merit and intends to vigorously defend against them. However, there can be no assurances as to the outcome of the litigation.
About RAE Systems
RAE Systems is a leading global provider of rapidly deployable connected, intelligent gas detection systems that enable real-time safety and security threat detection. RAE Systems products are used in more than 95 countries by many of the world’s leading corporations and government agencies.
RAE Systems offers a full line of wirelessly enabled solutions including personal, hand-held, transportable, and fixed instruments designed to meet the needs of any usage scenario. Applications include energy production, refining, industrial and environmental safety, public venue safety, and government first responder markets.
For more information about RAE Systems, please visit raesystems.com.

Safe Harbor Statement
This presentation may contain “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.
[Tables to Follow]

RAE Systems Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and par value data)
(unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$17,882	$18,528
Restricted cash	2,149	2,146
Trade notes receivable	1,957	2,039
Accounts receivable, net of allowances of $6,143 and $5,380, respectively	19,756	19,428
Accounts receivable from affiliate	217	322
Inventories	14,392	12,068
Prepaid expenses and other current assets	4,951	3,983
Income taxes receivable	—	659

Total current assets	61,304	59,173

Property and equipment, net	17,595	15,590
Intangible assets, net	284	2,428
Investments in unconsolidated affiliates	244	358
Other assets	554	1,325

Total assets	$79,981	$78,874

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,621	$6,454
Accounts payable to affiliate	10	92
Bank debt, current	5,551	4,026
Accrued liabilities	15,557	15,753
Notes payable to related parties, current	365	370
Income taxes payable	851	199
Deferred revenue, current	454	603

Total current liabilities	29,409	27,497

Deferred revenue, non-current	435	615
Deferred tax liabilities, non-current	111	156
Bank debt, non-current	—	1,463
Deferred gain on sale of real estate, non-current	3,968	4,444
Other long-term liabilities	1,529	781
Notes payable to related parties, non-current	—	363

Total liabilities	35,452	35,319

COMMITMENTS AND CONTINGENCIES (NOTE 5)

SHAREHOLDERS’ EQUITY:
Common stock, $0.001 par value, 200,000,000 shares authorized; 59,476,243 and 59,438,328 shares issued and outstanding, respectively	59	59
Additional paid-in capital	64,804	63,832
Accumulated other comprehensive income	7,453	6,844
Accumulated deficit	(31,574)	(31,706)

Total RAE Systems Inc. shareholders’ equity	40,742	39,029
Noncontrolling interest	3,787	4,526

Total shareholders’ equity	44,529	43,555

Total liabilities and shareholders’ equity	$79,981	$78,874

.

RAE Systems Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales	$24,948	$19,909	$67,043	$58,929
Cost of sales	10,428	9,636	28,487	29,458

Gross profit	14,520	10,273	38,556	29,471

Operating expenses:
Sales and marketing	5,632	4,282	15,489	13,513
Research and development	2,028	1,787	5,559	4,766
General and administrative	5,815	8,118	14,782	18,223
Impairment of intangible asset	1,489	—	1,489	—

Total operating expenses	14,964	14,187	37,319	36,502

Operating (loss) income	(444)	(3,914)	1,237	(7,031)
Other income (expense):
Interest income	17	13	64	30
Interest expense	(80)	(79)	(149)	(314)
Other, net	(207)	148	(108)	140
Equity in loss of unconsolidated affiliate	(17)	(47)	(113)	(180)

(Loss) income before income taxes	(731)	(3,879)	931	(7,355)
Income tax (expense) benefit	(1,133)	215	(1,421)	(145)

Net loss	(1,864)	(3,664)	(490)	(7,500)
Net loss attributable to the noncontrolling interest	387	175	622	773

Net (loss) income attributable to RAE Systems Inc.	$(1,477)	$(3,489)	$132	$(6,727)

Net (loss) income per share-basic	$(0.03)	$(0.06)	$—	$(0.11)

Net (loss) income per share-diluted	$(0.03)	$(0.06)	$—	$(0.11)

Weighted-average common shares outstanding-basic	59,430	59,375	59,415	59,359
Stock options	—	—	221	—

Weighted-average common shares outstanding-diluted	59,430	59,375	59,636	59,359

RAE Systems Inc.
Non-GAAP Information and Reconciliation to Comparable GAAP Financial Measures
(in thousands, except share data)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30, 2010		September 30, 2009		September 30, 2010		September 30, 2009
	Net income	Basic	Net income	Basic	Net income	Basic	Net income	Basic
	(loss)	EPS	(loss)	EPS	(loss)	EPS	(loss)	EPS
GAAP measures	$(1,477)	$(0.03)	$(3,489)	$(0.06)	$132	$—	$(6,727)	$(0.11)
Item reconciling GAAP net income and EPS to Non-GAAP net income and EPS:

Related to operating expenses:
General and administrative:
Non-recurring charge for proposed FCPA settlement	—	—	3,500	0.06	—	—	3,500	0.06
Professional fees (1)	1,411	0.02	—	—	1,806	0.03	—	—
Impairment of intangible asset (2)	1,489	0.03	—	—	1,489	0.03	—	—

Non-GAAP measures	$1,423	$0.02	$11	$—	$3,427	$0.06	$(3,227)	$(0.05)

(1)	Fees paid to advisors to the Special Committee of the Company’s Board of Directors related to the execution of an acquisition agreement with Battery Ventures to take the Company private.

(2)	In the third quarter of 2010 the Company evaluated the carrying value of its custormer list for RAE Fushun and determined that it may not be recoverable. As a result, the Company recorded an impairment charge to write-off the carrying amount of this asset.

The following table sets forth the components of our Condensed Consolidated Statements of Operations as a percentage of net sales:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales	100%	100%	100%	100%
Cost of sales	42%	48%	42%	50%

Gross profit	58%	52%	58%	50%

Operating expenses:
Sales and marketing	23%	22%	24%	23%
Research and development	8%	9%	8%	8%
General and administrative	23%	41%	22%	31%
Impairment of intangible asset	6%	0%	2%	0%

Total operating expenses	60%	72%	56%	62%

Operating (loss) income	-2%	-20%	2%	-12%
Other income (expense):
Interest income	0%	0%	0%	0%
Interest expense	0%	0%	0%	0%
Other, net	-1%	1%	-1%	0%
Equity in loss of unconsolidated affiliate	0%	0%	0%	0%

(Loss) income before income taxes	-3%	-19%	1%	-12%
Income tax (expense) benefit	-5%	1%	-2%	0%

Net loss	-8%	-18%	-1%	-12%
Net loss attributable to the noncontrolling interest	2%	0%	1%	1%

Net (loss) income attributable to RAE Systems Inc.	-6%	-18%	0%	-11%